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                                  Exhibit 23 (h)(2)

                          Form of Transfer Agent Agreement
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                                TRANSFER AGENT AGREEMENT

     THIS AGREEMENT is made as of this ___ day of ___________ 1999, by and between CNI CHARTER FUNDS (the "Trust"), a Delaware business trust, and
SEI INVESTMENTS FUND MANAGEMENT (the "Transfer Agent" or "SEI"), a Delaware business trust.

     WHEREAS, the Trust is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the " 1940 Act"); and

     WHEREAS, the Transfer Agent is a transfer agent registered under the Securities Exchange Act of- 1934; and

     WHEREAS, the Transfer Agent and the Trust are parties to an Administration Agreement dated ______ 1999 (the "Administration Agreement")

     WHEREAS, the Trust desires the Transfer Agent to provide, and the Transfer Agent is willing to provide, in addition to the services provided under the Administration Agreement, transfer agent services to Shareholders of the Trust's portfolios listed in Schedule A which is attached hereto and made a part of this Agreement, and such other portfolios, or classes of portfolios, as the Trust and the Transfer Agent may agree on ("Portfolios"), on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Transfer Agent hereby agree as follows:

     ARTICLE 1.  RETENTION OF THE TRANSFER AGENT.   The Trust hereby retains the
Transfer Agent to act as the Transfer Agent of the Portfolios and to furnish the Portfolios with the transfer agent services as set forth below. The Transfer Agent hereby accepts such employment to perform the duties set forth below.

     The Transfer Agent shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust. All of the Transfer Agent's duties shall be subject always to the objectives, policies and restrictions contained in the Trust's current registration statement under the 1940 Act, to the Trust's Declaration of Trust and Bylaws, to the provisions of the 1940 Act, and to any other guidelines that may be established by the Trust's Trustees and which are furnished to the Transfer Agent by the Trust.

     The Trust warrants that it has or shall deliver to the Transfer Agent:

     (a) a copy of the Declaration of Trust of the Trust, incorporating all amendments thereto, certified by the Secretary or Assistant Secretary of the Trust;
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     (b)  an opinion of counsel to the Trust with respect to (i) the legality and continuing existence of the Trust, (ii) the legality of its outstanding Shares of beneficial interest, and (iii) the number of Shares authorized for issuance and stating that upon issuance they will be validly issued and nonassessable; and

     (c) the Trust's Secretary's or Assistant Secretary's certificate as to the authorized outstanding Shares of the Trust, its address to which notices may be sent the names and specimen signatures of its officers who are authorized to sign instructions or requests to the Transfer Agent on behalf of the Trust, and the name and address of legal counsel to the Trust. In the event of any future amendment or change in respect of any of the foregoing, prompt written notification of such change shall be given by the Trust to the Transfer Agent together with copies of all relevant resolutions, instruments or other documents, specimen signatures, certificates, opinions or the like as the Transfer Agent may deem necessary or appropriate.

     ARTICLE 2. TRANSFER AGENT SERVICES. The Transfer Agent will act as Transfer Agent for the Portfolios' accounts and, as such, will record in an account (the "Account") the total number of units of beneficial interest ("Shares") of each Portfolio issued and outstanding from time to time and will maintain Share transfer records in which it will note the names and registered addresses of Shareholders, and the number of Shares from time to time owned by each of them. Each Shareholder will be assigned one or more account numbers.

     The Transfer Agent is authorized to set up accounts for shareholders and record transactions in the accounts on the basis of instructions received from Shareholders when accompanied by remittance in an appropriate amount and form as provided in the Trust's then current prospectus. The Trust will not issue certificates representing its Shares. Whenever Shares are purchased or issued, the Transfer Agent shall credit the Account with the Shares issued, and credit the proper number of Shares to the appropriate Shareholder.

     Likewise, whenever the Transfer Agent has occasion to redeem Shares owned by a Shareholder, the Trust authorizes the Transfer Agent to process the transaction by making appropriate entries in its Share transfer records and debiting the Account.

     Upon notification by the Trust's Custodian of the receipt of funds through the Federal Reserve wire system or conversion into Federal funds of funds transmitted by other means for the purchase of Shares in accordance with the Trust's current prospectus, the Transfer Agent shall notify the Trust of such deposits on a daily basis.

     The Transfer Agent shall credit each Shareholder's account with the number of units Purchased according to the price of the Shares in effect for such purchases determined in the manner set forth in the Trust's then current prospectus. The Transfer Agent shall process each order for the redemption of Shares from or on behalf of a Shareholder, and shall cause cash proceeds to be wired in Federal funds.

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     The requirements as to instruments of transfer and other documentation, the applicable redemption price and the time of payment shall be as provided for in the then current prospectus, subject to such supplemental requirements consistent with such prospectus as may be established by mutual agreement between the Trust and the Transfer Agent.

     If the Transfer Agent or the Trust's Distributor determines that a request for redemption does not comply with the requirements for redemption, the Transfer Agent shall promptly so notify the Shareholder, together with the reason therefor, and shall effect such redemption at the price next determined after receipt of documents complying with said standards.

     The Transfer Agent shall produce a confirmation statement reflecting each purchase or redemption transaction and each dividend posting. Confirmation statements will be mailed or transmitted on the Business Day following the transaction.

     On each day that the Trust's Custodian and the New York Stock Exchange are open for business ("Business Day"), the Transfer Agent shall notify the Custodian of the amount of cash or other assets required to meet payments made pursuant to the provisions of this Article 2, and the Trust shall instruct the Custodian to make available from time to time sufficient funds or other asset therefor.

     The authority of the Transfer Agent to perform its responsibilities as to purchases and redemptions shall be suspended upon receipt by it of notification from the Securities and Exchange Commission or the Trustees of the suspension of the determination of the Trust's net asset value.

     In registering transfers, the Transfer Agent may rely upon the opinion of counsel in not requiring complete documentation, in registering transfers without inquiry into adverse claims, in delaying registration for purposes of such inquiry, or in refusing registration where in its judgment an adverse claim requires such refusal.

     ARTICLE 3.  COMPENSATION OF THE TRANSFER AGENT.

     (A) TRANSFER AGENT. For the services to be rendered, the facilities furnished and the expenses assumed by the Transfer Agent pursuant to this Agreement, the Trust shall pay to the Transfer Agent compensation at an annual rate specified in the Schedule B which is attached hereto and made a part of this Agreement. Such compensation shall be accrued daily, and paid to the Transfer Agent monthly.

          If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Transfer Agent's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of the Transfer Agent's compensation for the preceding month shall be made promptly.

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     (B)  SURVIVAL OF COMPENSATION RIGHTS.  All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

     ARTICLE 4. LIMITATION OF LIABILITY OF THE TRANSFER AGENT; INDEMNIFICATION PROVISIONS. The duties of the Transfer Agent shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Transfer Agent hereunder. The Transfer Agent shall not be liable for any error of judgment or mistake of law or for any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby. (As used in this Article 4, the term "Transfer Agent" shall include directors, officers, employees, sub-contracts and other corporate agents of the Transfer Agent as well as that corporation itself).

     So long as the Transfer Agent does not violate the standard of care set forth herein and is not otherwise negligent in the performance of its duties, the Trust assumes full responsibility and shall indemnify the Transfer Agent and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses and attorney's fees) arising directly or indirectly out of said administration, and dividend disbursing relationships to the Trust or any other service rendered to the Trust hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     The Transfer Agent shall indemnify and hold the Trust harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses and attorney's fees) arising directly or indirectly out of losses, liabilities or damages resulting from the willful misfeasance, bad faith or gross negligence of the Transfer Agent of said transfer agency relationships to the Trust or any other service rendered to the Trust hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case an indemnifying party (the "Indemnifying Party") may be asked to indemnify or hold an indemnified party (the "Indemnified Party") harmless, the Indemnifying Party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Indemnified Party will use all reasonable care to identify and notify the Indemnifying Party promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Indemnified Party, but failure to do so in good faith shall not effect the rights hereunder.

     The Transfer Agent may apply to the Trust at any time for instructions and may consult counsel for the Trust or its own counsel and with accountants and other experts with respect to

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any matter arising in connection with the Transfer Agent's duties, and the
Transfer Agent shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

     The Transfer Agent shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons. Nor shall the Transfer Agent be held to have notice of any change of authority of any officers, employee or agent of the Trust until receipt of written notice thereof from the Trust.

     ARTICLE 5. ACTIVITIES OF THE TRANSFER AGENT. The services of the Transfer Agent rendered to the Trust are not to be deemed to be exclusive. The Transfer Agent is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Trust are or may be or become interested in the Transfer Agent, as directors, officers, employees and shareholders or otherwise and that directors, officers, employees and shareholders of the Transfer Agent and its counsel are or may be or become .similarly interested in the Trust and that the Transfer Agent may be or become interested in the Trust as a Shareholder or otherwise.

     ARTICLE 6. TERM OF THIS AGREEMENT. This Agreement shall remain in effect for 3 years after the date of the Agreement and shall continue in effect thereafter, for periods of two years so long as such continuance is specifically approved by the vote of a majority of the Trustees of the Trust. SEI reserves the right to terminate this Agreement if the Administration Agreement is terminated for any reason. Upon termination of this Agreement all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust.

     In the event of a material breach of this Agreement by either party, the non-breaching party shall notify the breaching party in writing of such breach and upon receipt of such notice, the breaching party shall have 45 days to remedy the breach or the non-breaching party may terminate this Agreement immediately.

     This Agreement shall not be assignable by either party without the written consent of the other party.

     ARTICLE 7. AMENDMENTS. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of the Trustees of the Trust, and (ii) by the vote of a majority of the Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a Board of Trustees meeting called for the purpose of voting on such approval.

     For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and the Transfer Agent may conclusively assume that any special procedure which has been approved by the Trust does not conflict with or violate any requirements of its Declaration of Trust, By-Laws or prospectus, or any rule, regulation or requirement of any regulatory body.

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     ARTICLE 8.  TRUSTEES' LIABILITY.  A copy of the Certificate of Trust of the Trust is on file with the Secretary of State of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or Shareholders of the Trust individually, but binding only upon the assets and property of the Trust.

     ARTICLE 9. CERTAIN RECORDS. The Transfer Agent shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 3la-1 and 3la-2 under the 1940 Act which are prepared or maintained by the Transfer Agent on behalf of the Trust shall be prepared and maintained at the expense of the Transfer Agent, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request.

     In case of any request or demand for the inspection of such records by another party, the Transfer Agent shall notify the Trust and follow the Trust's instructions as to permitting or refusing such inspection; provided that the Transfer Agent may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify the Transfer Agent against such liability.

     ARTICLE 10. DEFINITIONS OF CERTAIN TERMS. The terms "interested person" and "affiliated person", when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     ARTICLE 11. NOTICE. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice: if to the Trust, at 530 East Swedesford Road, Wayne, PA, and if to the Transfer Agent at 530 East Swedesford Road, Wayne, PA.

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     ARTICLE 12.  GOVERNING LAW.  This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     ARTICLE 13. MULTIPLE ORIGINALS. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                  CNI CHARTER FUNDS


                                  BY:  _____________________________________


                                  SEI INVESTMENTS FUND MANAGEMENT


                                  BY:  _____________________________________



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                                     SCHEDULE A
                          TO THE TRANSFER AGENT AGREEMENT
                             DATED ______________ 1999
                                      BETWEEN
                                 CNI CHARTER FUNDS
                                        AND
                          SEI INVESTMENTS FUND MANAGEMENT

             Pursuant to the Preamble, the Transfer Agent shall provide services to the following Portfolios:

                           CNI Charter Money Market Fund*






* The Trust is authorized to issue separate classes of shares of beneficial interest representing interests in separate investment portfolios. The parties intend that each portfolio established by the Trust, now or in the future, be covered by the terms and conditions of this agreement.



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                                     SCHEDULE B
                                         TO
     THE TRANSFER AGENT AGREEMENT DATED  _____________1999
                                      BETWEEN
                                 CNI CHARTER FUNDS
                                        AND
                          SEI INVESTMENTS FUND MANAGEMENT


Pursuant to Article 6, Section A, the Trust shall pay the Transfer Agent compensation as follows:

SEI will provide transfer and dividend disbursing agent services on the Portfolios starting in approximately April 1, 1999.

Fees are billable on a monthly basis at the rate of 1/12 of the annual fee, which is $15,000 a year per CUSIP.

This annual charge includes:

Omnibus transactions processing and reconciliation
Transaction reconciliation with custodian
Transmission monitoring and processing
System accessibility
On-going support
Production and maintenance of system reports
"Help Desk" for bank systems users
Processing of incoming and outgoing interfaces (bank and custodian) NAV and dividend rate nightly updates
Month end dividend processing
Capital gains processing, if needed
Production of confirms and statements
Transmission of print files to bank
Production, printing and storage of system reports
Maintenance of system security records and passwords
Maintenance of all system tables
Maintenance of all dealer files
Production of monthly 12(b)- I

OUT-OF-POCKET EXPENSES

Out-of'-pocket expenses will include but are not limited to confirmation production, postage, forms, stationery, offsite storage, voice response system, telephone, microfilm, microfiche, shareholder telephone calls, shareholder letters, proxy solicitations, and expenses incurred at the specific direction of the Trust such as custom programming.

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